UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 16, 2020

Willamette Valley Vineyards, Inc.

(Exact name of Company as specified in its charter)

Oregon	0-21522	93-0981021
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)
  8800 Enchanted Way SE
Turner, OR 97392

(Address of principal executive offices)

(503) 588-9463

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock,	WVVI	NASDAQ Capital Market
Series A Redeemable Preferred Stock	WVVIP	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01 Regulation FD Disclosure.

The Management is filing this 8-K on the day before its Annual Meeting to report the impact of COVID-19, government shutdowns and changes in consumer behavior prior to the release of the 10-Q stating second quarter results. The financial information provided here is not reviewed or audited by its auditors nor does it provide or suggest earnings performance.

The Company will hold its first virtual Annual Stockholder Meeting on Friday, July 17th at 1 pm Pacific Time. The public may view and hear this meeting online by visiting www.virtualshareholdermeeting.com/WVVI2020. Guests may login at the time of the meeting, during the meeting or as early as 15 minutes prior to the start time by entering their name and email address under "Guest Login."

The previous 30 Annual Meetings were held at the winery drawing hundreds of Company stockholders each July with a weekend filled with updates on developments and events featuring food and wine pairings. COVID-19 has prevented the festive annual stockholder gathering this year, but the winery has arranged for special wine tasting presentations to follow the virtual meeting via Zoom.

The long-term impacts of the COVID-19 pandemic to the wine industry and the Company are unknown. The Company took a cautious approach to spending cash as the various economic and market impacts of the pandemic and government actions were not able to be estimated. All construction and capital purchases were put on hold at the beginning of the shutdown as the Company’s planned Preferred Stock Offering was delayed due to the then condition of the capital market.

The Company has since reinitiated winemaking and vineyard equipment purchases to improve efficiencies as well as the widening of Highway 99W for access to the new winery construction near Dundee, scheduled to be completed by December 2020. The Company expects Bernau Estate, the new sparkling wine facility, tasting room and biodynamically-farmed gardens, to be open to the public early summer of 2022.

The Company qualified and obtained a PPP loan for $1.655 million, but quickly returned the funds after obtaining a $5 million commercial loan commitment from a private lender as a back-up for liquidity if the Company was to experience operating losses from sales disruptions due to COVID-19. The Management and the Board of Directors returned the federal PPP loan because private financing was secured, jobs were preserved and the Company felt the money should be reserved for businesses facing greater market and financial challenges than the Company.

While the Company was required to close its five tasting rooms for more than 66 days and furlough some retail employees not able to transition to other roles, total employment has grown from pre-pandemic levels at March 16, 2020 of 229 employees to 261 as of June 30, 2020. The Company had 206 employees as of December 31, 2019.

As on-premise restaurants were no longer ordering wine from distributors, the Company focused on the sales channels still available. Case sales to distributors in the second quarter were up slightly at 31,685 compared to 31,413 during the same time period in 2019. Case sales to distributors for the first six months of the year was 71,145 as compared with 59,122 for the prior year.

These cases included sales of the charitable project Oregon Solidarity, which amounted to 448 cases for the second quarter of 2020 as compared with the same period last year with 1,191 cases. For the first six months of 2020, the Oregon Solidarity portion was 448 cases as compared with those of the prior year of 3,118.

Removing the charitable sales of Oregon Solidarity from both years results in Company branded wine sales to distributors of 31,237 cases in the second quarter of 2020 as compared with the same period of 30,222 cases last year and for the first six months of 2020 of 70,697 cases as compared to 56,004 cases from last year. During the pandemic second quarter of 2020, Company branded wine sales were up 1,015 cases and up 14,693 cases for the first six months.

Case depletions from distributors to their accounts during the second quarter of 2020 is estimated to be 32,492 cases, up 1,965 cases or 6.4% from the same time period in the prior year. The six month 2020 depletions are estimated to be 61,165 cases, up 5,316 cases or 9.5% over the first six months of 2019.

Direct sales volumes also increased during the second quarter of this year to 6,687 cases compared to the same quarter last year of 6,528 cases as the closing of the Company’s five tasting rooms, hospitality and kitchen were made up by increases in sales from their Winery Ambassador program and internet orders. As Wine Club membership is derived from guest visitations, membership declined in April and May, but increased in June when limited visitations were allowed under the physical distancing requirements.

The Preferred Stock Offering, scheduled for mid-March, was delayed until mid-June, and first announced to current stockholders and waiting list contacts where $1,635,304 in subscription agreements have been received as of July 16, 2020. The official announcement of the Preferred Stock Offering was made on July 8, 2020. The Management believes the Preferred Stock Offering strategy has demonstrated success in increasing Direct Sales with Preferred stockholders now accounting for approximately 25% of all Direct Sales purchases, approximately $2 million in sales in 2019. The current stock offering proceeds are intended for completing the Bernau Estate winery construction in the Dundee Hills and other uses. Previous stock offerings have financed vineyard land acquisition and planting in key American Viticultural Areas to support anticipated winegrape and brand needs. The 12 vineyard land parcels the Company now owns total approximately 706 acres.

To meet the government restrictions, the Company’s tasting room operations were limited to pick-up and delivery options only. The Management transitioned much of the guest-facing staff to other roles within the winery and focused on remaining sales channels and new marketing initiatives, including pick-up food and wine orders, curbside pick-up; local direct delivery; virtual wine tastings; outbound phone sales; e-commerce sales; email and social media communications and promotions.

The Willamette Wineworks located in Historic Folsom opened to the public in mid-February before the first shut down in mid-March. The California Governor has ordered all indoor tasting room spaces be closed as of July 2, 2020 for a minimum of three weeks. The location offers an outdoor deck seating for 28 guests where service is continuing 3-days a week by appointment.

Prior to reopening of the tasting rooms, safety measures were implemented for the well-being of the Company’s employees, Owners, Wine Club Members and guests including transitioning winery experiences to tableside service, adding a reservation management system, using recyclable single-use materials, offering contactless payment options, requiring all staff to wear face masks, continue meticulous hand hygiene and regularly cleaning all high-traffic locations and surfaces. Far exceeding the required Oregon Healthy Authority protocols, a new state-of-the-art UV light filtration has been installed in the Company’s HVAC system to reduce harmful viruses in the air at its tasting room locations and staff offices. The innovative ActivePure Technology used by NASA is distributed by Aerus Enterprise Solutions.

Where possible, the Company’s administrative, sales and marketing positions transitioned to working from home and when working from the winery are staggering the use of office spaces.

As non-profit organizations were no longer able to raise funds through hosting in-person events, the winery staff created a new Golden Coin program offering wine enthusiasts a charitable wine adventure. The Company hid 200 numbered Golden Coins inside the capsule of Willamette Valley Vineyards wines and placed them in retailers throughout Oregon and Washington. The Golden Coins were inspired by the Golden Tickets in the 1971 fantasy film Willy Wonka & The Chocolate Factory. When the lucky winners find a Golden Coin, the winery will donate $50 to their local food bank and $50 to the charity of their choice to support the community during this time of need and recovery. With this program, the winery is committing to donate $20,000 through December 31, 2020.

The Company also committed $1 for every bottle sold directly through the winery in June to Self Enhancement, Inc. Self Enhancement, Inc. is a local non-profit resource for underserved youth and families, primarily African Americans and others living in poverty or seeking culturally responsive services. It is also one of the region’s leading multi-service organizations, providing thousands of youth, families and adults with a wide array of education and social services. The winery has accumulated a donation of $23,852.

The winery kitchen staff prepared meals for first responders during the shutdown and winery staff delivered gifts of wine to local hospital staff.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILLAMETTE VALLEY VINEYARDS, INC.

Date: July 16, 2020	By:	/s/ JAMES W. BERNAU

James W. Bernau
President

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